FOR IMMEDIATE RELEASE

Waste Management Announces Fourth Quarter and Full Year 2011 Earnings

Revenue and Cash Flow Show Strong Improvement

HOUSTON – February 16, 2012 – Waste Management, Inc. (NYSE: WM) today announced financial results for its fourth quarter and for the year ended December 31, 2011. Revenues for the fourth quarter of 2011 were $3.41 billion compared with $3.19 billion for the same 2010 period. Net income (a) for the quarter was $266 million, or $0.58 per diluted share, compared with $281 million, or $0.59 per diluted share, for the fourth quarter of 2010. Several items impacted results in the 2011 and 2010 fourth quarters. Excluding these items, net income would have been $289 million, or $0.63 per diluted share, in the fourth quarter of 2011 compared with $287 million, or $0.60 per diluted share, in the fourth quarter of 2010, an increase in earnings per diluted share of 5% on an adjusted basis.(b)

For the full year 2011, the Company reported revenues of $13.38 billion compared with $12.52 billion for 2010. Earnings per diluted share were $2.04 for the full year 2011 compared with $1.98 for the full year 2010. During fiscal years 2011 and 2010, several items impacted the full year results. On an as-adjusted basis taking those items into account, earnings per diluted share were $2.14 for the full year 2011 and $2.09 for the full year 2010.(b)

As adjusted, results in the fourth quarter of 2011 excluded a negative $0.05 per diluted share consisting of the following:

•	A $16 million after-tax charge for a litigation loss.

•

A total of $7 million in after-tax impacts from charges for asset impairments, restructuring charges related to the Company’s cost improvement programs, and the results of the acquired Oakleaf operations and related integration costs.

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We had a very good fourth quarter. Our core collection, landfill, and transfer station businesses performed well. We continued to see volumes improve sequentially and we had internal revenue growth from yield of 1.4%. We also saw accelerated improvement in our cost reduction initiatives.

“During 2011, we continued to produce strong cash flow and return cash to our shareholders. For the full year, our net cash provided by operating activities was $2.47 billion, we generated over $1.22 billion of adjusted free cash flow and we returned $1.21 billion to our shareholders.”(b)

KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2011 AND THE FULL YEAR 2011

•

Revenue in the fourth quarter increased by 6.9%, or $219 million, with $145 million of the growth coming from acquired Oakleaf operations. For the full year, revenue increased by 6.9%, or $863 million, with $251 million of the growth coming from acquired Oakleaf operations.

Exhibit 99.1

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Lynn Brown

713.394.5093

lynnbrown@wm.com

•	Internal revenue growth from yield for collection and disposal operations was 1.4% for the fourth quarter and 1.8% for the full year.

•	Internal revenue growth from volume was negative 0.6% for the fourth quarter and negative 1.5% for the full year.

•

Operating expenses increased by $204 million in the fourth quarter and $717 million for the full year. Adjusting for the items excluded in calculating the Company’s as-adjusted earnings, operating expenses increased by $70 million in the fourth quarter and $570 million for the full year.(b) The majority of the increase was commodity-based, relating to fuel expense and costs of good sold for rebates to our recycling customers.

•

SG&A expenses in the fourth quarter improved to 11.9% of revenue from 12.4% in the prior year period. SG&A expenses increased by $11 million compared with the fourth quarter of 2010, but adjusted for the items excluded in calculating the Company’s as-adjusted earnings, SG&A expenses were flat in the fourth quarter when compared with the fourth quarter 2010.(b)

•

In the fourth quarter, net cash provided by operating activities was $732 million; capital expenditures were $415 million; and free cash flow was $331 million.(b) For the full year 2011, net cash provided by operating activities was $2.47 billion; capital expenditures were $1.32 billion; and free cash flow was over $1.22 billion(b), adjusted for the cash effect from the litigation loss excluded from as-adjusted earnings.

•

The Company returned $203 million to shareholders in the fourth quarter of 2011, consisting of $156 million in dividends and $47 million in common stock repurchases. For the full year, the Company returned $1.21 billion to shareholders, consisting of $637 million in dividends and $575 million in common stock repurchases.

•	The effective tax rate was approximately 32.5% in the fourth quarter and approximately 33.6% for the full year.

2012 OUTLOOK

The Company announced the following with regard to its financial outlook for 2012:

•	2012 adjusted earnings per diluted share are expected to be between $2.22 and $2.30.(b)

•

Internal revenue growth from yield on the collection and disposal business is expected to average 1.0% to 1.5%, with yield improving in the second half over the first-half levels. Internal revenue growth from volume is expected to be flat to slightly positive.

•

Recycling commodity sales prices are expected to have a negative $0.03 to $0.05 impact on earnings per diluted share in 2012, compared with the prior year, with a negative $0.02 to $0.03 expected in the first quarter.

•

Results from the Company’s waste-to-energy operations are expected to have a negative $0.04 to negative $0.06 impact on earnings per diluted share, compared with the prior year, with about a negative $0.03 impact occurring in the first quarter.

•	The tax rate is expected to be approximately 35.5%.

•	Interest expense is expected to increase approximately $15 million, principally because of higher debt balances.

•	Capital expenditures are expected to be approximately $1.4 billion.

•	Free cash flow is projected to be between $1.1 billion to $1.2 billion.(b)

•	The Board of Directors has announced its intention to increase the dividend to $1.42 per share on an annual basis, at an approximate cost of $665 million. The

Board must separately declare each dividend. The Board has authorized up to $500 million in share repurchases. The amount of share repurchases will depend on a number of items, including changes from expected levels of capital expenditures, business acquisitions, investments, and debt repayments.

Steiner concluded, “Based on our various assumptions for 2012, we forecast full-year adjusted earnings to be in the range of $2.22 to $2.30 per diluted share. With virtually all of our 2012 headwinds expected to occur in the first half of the year, earnings should be down year-over-year in the first quarter of 2012 but the rest of the year should show steadily increasing improvement. Capital expenditures are projected to be about $1.4 billion, and we expect the impact of bonus depreciation to be approximately a negative $200 million on free cash flow when compared to 2011. Consequently, our free cash flow for 2012 is estimated to be between $1.1 billion and $1.2 billion.(b) We expect to continue to use our free cash to pay our dividend and to repurchase shares, as well as to make appropriate investments in our business.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating expenses, and SG&A expenses, have been presented in certain instances excluding special items noted in this press release including acquisition of the Oakleaf operations.

The Company’s projected full year 2012 earnings of $2.22 to $2.30 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2012 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and adjusted free cash flow and provides a projection of free cash flow, which is a non-GAAP measure; because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of each of the non-GAAP measures presented herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter 2011 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 38143289 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 16, 2012 through 5:00 PM (Eastern) on Thursday, March 01, 2012. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 38143289.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all of the statements under the heading “2012 Outlook” (which includes 2012 earnings per diluted share; 2012 free cash flow; 2012 capital expenditures; future internal revenue growth from yield and volume; future recycling commodity prices; results from waste-to-energy operations; future interest expense and debt balances; expected tax rate; and future dividends and share repurchases), as well as statements regarding the impact of bonus depreciation; future earnings growth; and general market and industry conditions. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization and growth initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2011	2010
Operating revenues	$3,406	$3,187

Costs and expenses:
Operating	2,145	1,941
Selling, general and administrative	407	396
Depreciation and amortization	294	277
Restructuring	4	(1)
(Income) expense from divestitures, asset impairments and unusual items	4	—

	2,854	2,613

Income from operations	552	574

Other income (expense):
Interest expense	(123)	(119)
Interest income	2	1
Equity in net losses of unconsolidated entities	(11)	(5)
Other, net	(8)	3

	(140)	(120)

Income before income taxes	412	454
Provision for income taxes	134	160

Consolidated net income	278	294
Less : Net income attributable to noncontrolling interests	12	13

Net income attributable to Waste Management, Inc.	$266	$281

Basic earnings per common share	$0.58	$0.59

Diluted earnings per common share	$0.58	$0.59

Basic common shares outstanding	460.8	475.8

Diluted common shares outstanding	462.3	478.0

Cash dividends declared per common share	$0.34	$0.315

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2011	2010
EPS Calculation:

Net income attributable to Waste Management, Inc.	$266	$281

Number of common shares outstanding at end of period	460.5	475.0
Effect of using weighted average common shares outstanding	0.3	0.8

Weighted average basic common shares outstanding	460.8	475.8
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.5	2.2

Weighted average diluted common shares outstanding	462.3	478.0

Basic earnings per common share	$0.58	$0.59

Diluted earnings per common share	$0.58	$0.59

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2011	2010
Operating revenues	$13,378	$12,515

Costs and expenses:
Operating	8,541	7,824
Selling, general and administrative	1,551	1,461
Depreciation and amortization	1,229	1,194
Restructuring	19	(2)
(Income) expense from divestitures, asset impairments and unusual items	10	(78)

	11,350	10,399

Income from operations	2,028	2,116

Other income (expense):
Interest expense	(481)	(473)
Interest income	8	4
Equity in net losses of unconsolidated entities	(31)	(21)
Other, net	(4)	5

	(508)	(485)

Income before income taxes	1,520	1,631
Provision for income taxes	511	629

Consolidated net income	1,009	1,002
Less : Net income attributable to noncontrolling interests	48	49

Net income attributable to Waste Management, Inc.	$961	$953

Basic earnings per common share	$2.05	$1.98

Diluted earnings per common share	$2.04	$1.98

Basic common shares outstanding	469.7	480.2

Diluted common shares outstanding	471.4	482.2

Cash dividends declared per common share	$1.36	$1.26

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2011	2010
EPS Calculation:

Net income attributable to Waste Management, Inc.	$961	$953

Number of common shares outstanding at end of period	460.5	475.0
Effect of using weighted average common shares outstanding	9.2	5.2

Weighted average basic common shares outstanding	469.7	480.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.7	2.0

Weighted average diluted common shares outstanding	471.4	482.2

Basic earnings per common share	$2.05	$1.98

Diluted earnings per common share	$2.04	$1.98

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$258	$539
Receivables, net	1,775	1,656
Other	346	287

Total current assets	2,379	2,482

Property and equipment, net	12,242	11,868
Goodwill	6,215	5,726
Other intangible assets, net	457	295
Other assets	1,276	1,105

Total assets	$22,569	$21,476

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,437	$2,252
Current portion of long-term debt	631	233

Total current liabilities	3,068	2,485
Long-term debt, less current portion	9,125	8,674
Other liabilities	3,986	3,726

Total liabilities	16,179	14,885

Equity:
Waste Management, Inc. stockholders’ equity	6,070	6,260
Noncontrolling interests	320	331

Total equity	6,390	6,591

Total liabilities and equity	$22,569	$21,476

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$1,009	$1,002
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,229	1,194
Other	403	309
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(172)	(230)

Net cash provided by operating activities	2,469	2,275

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(867)	(407)
Capital expenditures	(1,324)	(1,104)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	36	44
Investments in unconsolidated entities	(155)	(173)
Net receipts from restricted trust and escrow accounts, and other	125	34

Net cash used in investing activities	(2,185)	(1,606)

Cash flows from financing activities:
New borrowings	1,201	908
Debt repayments	(503)	(1,112)
Common stock repurchases	(575)	(501)
Cash dividends	(637)	(604)
Exercise of common stock options	45	54
Other, net	(97)	(18)

Net cash used in financing activities	(566)	(1,273)

Effect of exchange rate changes on cash and cash equivalents	1	3

Decrease in cash and cash equivalents	(281)	(601)
Cash and cash equivalents at beginning of period	539	1,140

Cash and cash equivalents at end of period	$258	$539

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Operating Revenues by Lines of Business
Collection	$2,119	$2,150	$2,072
Landfill	671	690	640
Transfer	315	337	313
Wheelabrator	213	228	229
Recycling	353	438	333
Other	251	210	88
Intercompany (a)	(516)	(531)	(488)

Operating revenues	$3,406	$3,522	$3,187

	Quarters Ended
	December 31, 2011		December 31, 2010
	Amount	As a% of Total Company	Amount	As a% of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$46	1.5%	$169	5.6%
Volume	(20)	-0.6%	(54)	-1.8%

Internal revenue growth	26	0.9%	115	3.8%
Acquisition	194	6.0%	58	1.9%
Divestitures	—	—	—	—
Foreign currency translation	(1)	0.0%	8	0.3%

	$219	6.9%	$181	6.0%

	Amount	As a% of Related Business	Amount	As a% of Related Business
(i) Average yield
Collection, landfill and transfer	$43	1.7%	$66	2.6%
Waste-to-energy disposal	(5)	-4.2%	1	0.9%

Collection and disposal	38	1.4%	67	2.6%
Recycling commodities	(20)	-5.8%	83	35.8%
Electricity	(6)	-8.5%	—	0.0%
Fuel surcharges and mandated fees	34	27.9%	19	18.6%

Total	$46	1.5%	$169	5.6%

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$732	$622	$2,469	$2,275
Capital expenditures	(415)	(367)	(1,324)	(1,104)
Proceeds from divestitures of businesses (net of
cash divested) and other sales of assets (c)	14	8	53	44

Free cash flow	$331	$263	$1,198 (d)	$1,215

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(c)	Proceeds for the year ended December 31, 2011 includes the repayment of a $17.0 million note receivable from a prior year divestiture. This repayment is included as a component of “Net receipts from restricted trust and escrow accounts, and other” in our Condensed Consolidated Statement of Cash Flows.
(d)	Excluding $27.0 million paid in connection with a litigation loss in the fourth quarter of 2011, full year free cash flowwould have been $1,225.0 million in 2011.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Balance Sheet Data

Cash and cash equivalents	$258	$282	$539

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,756	$9,613	$8,907
Total equity	6,390	6,285	6,591

Total capital	$16,146	$15,898	$15,498

Debt-to-total capital	60.4%	60.5%	57.5%

Capitalized interest	$8	$5	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$169	$651	$42

Total consideration	$237	$495	$58

Cash paid for acquisitions	$222	$488	$64

Other Operational Data

Internalization of waste, based on disposal costs	68.3%	67.8%	68.6%

Total landfill disposal volumes (tons in millions)	22.7	24.0	22.5
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.1	2.0

Total disposal volumes (tons in millions)	24.7	26.1	24.5

Active landfills	271	271	271

Landfills reporting volume	254	254	256

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$84.5	$86.2	$79.1
Asset retirement costs	(12.3)	15.9	(14.3)

Total landfill amortization expense (b)(c)	72.2	102.1	64.8
Accretion and other related expense	17.7	17.3	17.7

Landfill amortization, accretion and other related expense	$89.9	$119.4	$82.5

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2011 as compared to the quarter ended September 30, 2011 reflects a reduction in amortization expense of $29.9 million of which $20.9 million is attributable to year-end adjustments of landfill capping construction and closure/post closure obligations as identified in our Q4 annual review process. The remaining decrease is due in part to seasonal reduction in landfill volumes.
(c)	The quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010, reflects an increase in amortization expense of $7.4 million which is primarily due to the differences in the annual year-end adjustments of the SFAS 143 landfill capping construction and closure/post closure obligations identified in our annual review process that occurs in the fourth quarter.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2011		Quarter Ended December 31, 2010
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount (a)	Per Share Amount	After-tax Amount (a)	Per Share Amount

Net income and Diluted EPS, as reported	$266	$0.58	$281	$0.59

Adjustments to Net income and Diluted EPS:
Litigation	16		20
Asset impairments, restructuring charges related to the Company’s cost improvement programs, and the results of the acquired Oakleaf operations and related integration costs	7		—
Benefit from income tax related items	—		(7)
Landfill operating costs - benefit from changes in risk-free interest rates	—		(7)

	23	0.05	6	0.01

Net income and Diluted EPS, as adjusted (b)	$289	$0.63	$287	$0.60

	Year Ended December 31, 2011		Year Ended December 31, 2010
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount (a)	Per Share Amount	After-tax Amount (a)	Per Share Amount

Net income and Diluted EPS, as reported	$961	$2.04	$953	$1.98

Adjustments to Net income and Diluted EPS:
Litigation	16		20
Restructuring	11		—
(Income) expense from divestitures, asset impairments and unusual items, net (c)	7		(48)
Results of the acquired Oakleaf operations and related integration costs	7		—
Landfill operating costs (d)	5		34
Tax items	—		34
Multiemployer pension withdrawal costs	—		17
Labor disruptions	—		1

	46	0.10	58	0.11

Net income and Diluted EPS, as adjusted	$1,007	$2.14	$1,011	$2.09

(a)	Please see the “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter and full year of 2011 and 2010.
(b)	Increase of 5% in diluted EPS, as adjusted.
(c)	Adjustment in 2010 consisted of an after-tax benefit of $48 million associated with a litigation settlement in the second quarter of 2010.
(d)	Adjustments in 2011 consisted of after-tax charges of $11 million due to the changes in risk-free interest rates offset by an after-tax benefit of $6 million due to decreases in environmental remediation reserves and closure and post-closure costs. Adjustments in 2010 consisted of after-tax charges aggregating $37 million due to increases in environmental remediation reserves and closure and post-closure costs offset by after-tax benefit aggregating $3 million due to the changes in risk-free interest rates.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarters Ended December 31,
Adjusted Operating Expenses	2011	2010

Operating Expenses, as reported	$2,145	$1,941
Adjustments to Operating Expenses
Results of the acquired Oakleaf operations and related integration costs	(124)	—
Landfill operating costs - benefit from changes in risk-free interest rates	—	10

Adjusted Operating Expenses (e)	$2,021	$1,951

	Years Ended December 31,
Adjusted Operating Expenses	2011	2010

Operating Expenses, as reported	$8,541	$7,824
Adjustments to Operating Expenses
Results of the acquired Oakleaf operations and related integration costs	(218)	—
Landfill operating costs (f)	(8)	(49)
Multi-employer pension withdrawal costs	—	(28)
Labor disruption costs	—	(2)

Adjusted Operating Expenses (g)	$8,315	$7,745

	Quarters Ended December 31,
Adjusted SG&A Expenses	2011	2010

SG&A Expenses, as reported	$407	$396
Adjustments to SG&A Expenses
Litigation	(24)	(29)
Results of the acquired Oakleaf operations and related integration costs	(16)	—

Adjusted SG&A Expenses (h)	$367	$367

(e)	Adjusted operating expenses for fourth quarter 2011 increased $70 million as compared with fourth quarter 2010.
(f)	Adjustments in 2011 primarily driven by $17 million charge due to changes in risk-free interest rates offset by $9 million benefit due to decreases in environmental remediation reserves and closure and post-closure costs. Adjustments in 2010 primarily driven by charges aggregating $39 million associated with increases in environmental remediation reserves in second quarter 2010.
(g)	Adjusted operating expenses for full year 2011 increased $570 million as compared with full year 2010.
(h)	Adjusted SG&A expenses in the fourth quarter of 2011 were flat when compared with the fourth quarter of 2010.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2011		Quarter Ended December 31, 2010
Adjusted tax expense reconciliation	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
As reported amounts	$412	$134	$454	$160

Adjustments to Tax Expense:
Litigation	24	8	31	11
Asset impairments, restructuring charges related to the Company’s cost improvement programs, and the results of the acquired Oakleaf operations and related integration costs	11	4	—	—
Benefit from income tax related items	—	—	—	7
Landfill operating costs - benefit from changes in risk-free interest rates	—	—	(12)	(5)

As adjusted amounts	$447	$146	$473	$173

	Year Ended December 31, 2011		Year Ended December 31, 2010
Adjusted tax expense reconciliation	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
As reported amounts	$1,520	$511	$1,631	$629

Adjustments to Tax Expense:
Litigation	24	8	31	11
Restructuring	17	6	—	—
Results of the acquired Oakleaf operations and related integration costs	11	4	—	—
(Income) expense from divestitures, asset impairments and unusual items, net	10	3	(77)	(29)
Landfill operating costs	8	3	51	17
Tax items	—	—	—	(34)
Multiemployer pension withdrawal costs	—	—	28	11
Labor disruptions	—	—	2	1

As adjusted amounts	$1,590	$535	$1,666	$606

Full Year 2012 Free Cash Flow Reconciliation (i)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,450	$2,500
Capital expenditures	(1,400)	(1,400)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	100

	$1,100	$1,200

(i)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2012. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(11)